EXHIBIT 99.1
Spirit Airlines Reports November 2015 Traffic

MIRAMAR, Fla., (December 8, 2015) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for November 2015.

Traffic (revenue passenger miles) in November 2015 increased 27.8 percent versus November 2014 on a capacity (available seat miles) increase of 28.2 percent. Load factor for November 2015 was 81.9 percent, a decrease of 0.2 percentage points compared to November 2014. Spirit's preliminary systemwide completion factor for November 2015 was 99.1 percent.
The following table summarizes Spirit's traffic results for November and year-to-date 2015, compared to prior year periods.

	November 2015	November 2014	Change
Revenue passenger miles (RPMs) (000)	1,531,435	1,198,134	27.8%
Available seat miles (ASMs) (000)	1,870,762	1,459,670	28.2%
Load factor	81.9%	82.1%	(0.2) pts
Passenger flight segments	1,507,544	1,195,962	26.1%
Average stage length (miles)	1,000	988	1.2%
Total departures	11,077	9,047	22.4%

	YTD 2015	YTD 2014	Change
Revenue passenger miles (RPMs) (000)	16,337,436	12,843,585	27.2%
Available seat miles (ASMs) (000)	19,255,064	14,811,760	30.0%
Load factor	84.8%	86.7%	(1.9) pts
Passenger flight segments	16,300,250	12,985,428	25.5%
Average stage length (miles)	985	979	0.6%
Total departures	117,290	93,212	25.8%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 350 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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